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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Wright Medical Group, Inc.:

We consent to the use of our reports dated February 21, 2005, with respect to the consolidated balance sheets of Wright Medical Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.


/s/ KPMG LLP


Memphis, Tennessee
May 25, 2005